Exhibit 10.11

MAXPOINT INTERACTIVE, INC.

CHANGE IN CONTROL

EQUITY ACCELERATION POLICY

Adopted on January 28, 2015

Effective upon the effective date of

the Company’s Initial Public Offering

General.  The following describes the policy (the “Policy”) of Maxpoint Interactive, Inc. (the “Company”) with regard to equity and equity-based award vesting acceleration in connection with certain change in control transactions involving the Company.

Eligibility.  This Policy applies to all employees of the Company who are subject to an Involuntary Termination during the Change in Control Period (each, a “Participant”).

Conditions for Receipt of Benefits.  It is a condition to receive benefits under this Policy that the Participant agree in writing at the time such benefits are triggered to adhere to any noncompetition, nonsolicitation and nondisparagement policy of his or her employer then in effect, and that he or she execute and deliver to the employer an irrevocable release of claims related to his or her employment and termination thereof in the standard form used by the employer at the time of the Participant’s Involuntary Termination.

Policy.  If a Participant is subject to an Involuntary Termination within the Change in Control Period, then the Participant will vest in and, to the extent applicable, become able to exercise the Specified Percentage (as defined below) of his or her then otherwise unvested stock options/equity or equity-based awards from the Company effective as of the date on which the Participant’s employment terminates.  This Policy does not provide any benefits to a Participant other than in connection with an Involuntary Termination that occurs during the Change in Control Period.

Exclusivity of Policy.  To the extent that a Participant is eligible under an individual written agreement with the Company that provides for equity award vesting acceleration in connection with a Change in Control, he or she shall be entitled to the benefits provided by either the individual written agreement or this Policy, whichever provides the greater level of benefits, but for the avoidance of doubt shall not be entitled to such benefits under both the individual written agreement and this Policy.

Company’s Successors.  The Company’s obligations under this Policy will be binding upon any successor to the Company as a result of a Change in Control.

Administrative Matters.  This Policy shall be administered by the Committee, whose interpretations and conclusions regarding this Policy shall be final and binding on all parties.  No provisions of this Policy may be amended in a manner adverse to a Participant unless agreed to in writing by the Company and the Participant.  This Policy represents the entire agreement and understanding between the Company and any Participant with respect to the subject matter covered by this Policy.  This Policy shall be interpreted and enforced in accordance with the laws of the State of Delaware (with the exception of its conflict of laws provisions).

Tax Matters.  All payments and benefits made pursuant to this Policy will be subject to withholding of applicable income and employment taxes, and each Participant is responsible for all taxes of any nature required by law to be paid in connection with the benefits offered hereunder.  If applicable, each payment provided under this Policy is designated as a “separate payment” under Code Section 409A.  If the Company determines that a Participant is a “key employee” (as defined for Code Section 409A purposes) at the time of the Participant’s Involuntary Termination, then (i) if such payments or benefits are subject to Code Section 409A, (ii) if necessary to avoid any portion of such payments and benefits being subject to Code Section 409A(a)(1), and (iii) notwithstanding anything to the contrary above, such amounts and benefits provided for will be paid, commence or be distributed, as applicable, in lump sum on or as of the first business day of the seventh month after a Participant’s Involuntary Termination (such date the “Delayed Payment Date”).   If a restricted stock unit or similar award subject to Code Section 409A is impacted by this Policy and settlement of the award on the date of employment termination would result in an impermissible acceleration of a payment date thereunder, then the Participant shall be deemed vested in the award in the manner set forth above, but the settlement date for the portion of the award so vested shall instead be the original settlement date specified in the applicable award agreement; provided that with respect to a Participant who is a Key Employee, such settlement date shall not be before the Delayed Payment Date.  Notwithstanding anything to the contrary herein, payment and/or settlement may be accelerated in accordance with Treasury Regulation Section 1.409A-3(j)(4)).

Definitions.

“Board” means the Board of Directors of the Company.

“Cause” means a Participant’s (a)  unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b)  material breach of any agreement with the Company, (c)  material failure to comply with the Company’s written policies or rules, (d)  conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e)  gross negligence in connection with his or her service to the Company or (f) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation.

“Change in Control” means:

(i)                                     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;

(ii)                                  The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)                               The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  In addition, if a Change in Control constitutes a payment event with respect to any equity-based award which provides for a deferral of compensation and is subject to Code Section 409A, then the transaction with respect to such equity-based award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

“Change in Control Period” means the period beginning on the date that is 45 days prior to, and ending on the first anniversary of, the closing of the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

“Committee” means the Compensation Committee of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Involuntary Termination” means a Participant’s (a) Termination Without Cause or (b) Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of a Participant’s resignation within six months after one of the following conditions has come into existence without such employee’s consent: (i) a reduction in such Participant’s base compensation (meaning base salary plus, if any, target bonus or target incentive or variable compensation) by more than 10%, except in connection with a reduction that is part of a cost-reduction program of the employer that affects all similarly-situated employees in a similar manner to the effect on the Participant; or (ii) a relocation of the employee’s principal workplace by more than 30 miles from its location prior to the Change in Control. A Resignation for Good Reason will not be deemed to have occurred unless the employee gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving such written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

“Specified Percentage” means (i) 25%, for employees who have completed less than one year of continuous employment with the Company prior to the date of such Change in Control or (ii) 50%, for employees who have completed at least one year of continuous employment with the Company prior to the date of such Change in Control.

“Termination Without Cause” means a Separation as a result of a termination of employment by the Company without Cause, provided the employee is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).